Exhibit 10.5(d)

                 [Letterhead of Finlay Fine Jewelry Corporation]






                                                              February 1, 1999


Mr. David B. Cornstein
Penthouse A
430 East 56th Street
New York, New York  10022

Dear Mr. Cornstein:

     Reference is made to the Employment Agreement dated May 26, 1993, as amended, by and between Finlay Fine Jewelry Corporation (the "Company") and you (the "Employment Agreement"). It is acknowledged and agreed that, effective as of the date hereof, the term of employment under Section 2(a) of the Employment Agreement has expired and that the Employment Agreement is terminated and of no further force and effect, subject to the terms and conditions hereinafter set forth. Capitalized terms used herein which are defined in the Employment Agreement and not defined herein shall have the same meaning herein as therein.

     1. You shall be entitled to receive by March 30, 1999 all unpaid compensation (including Base Salary and Incentive Compensation in respect of the fiscal year ended January 30, 1999, if any), expense reimbursements and benefits due to you through January 31, 1999 pursuant to the Employment Agreement, except that no Severance Amount shall be due and owing to you. In addition, for the two year period commencing on the date hereof, you shall continue to be entitled, as if still employed under the Employment Agreement, to all of the health and medical benefits provided for therein, including payment for the catastrophic health insurance referred to in Section 5(b) thereof.

     2. You shall continue to be bound by your obligations set forth in Section 11 [covenant not to compete] and Section 12 [confidentiality], respectively, of the Employment Agreement; provided, however, that your obligations under Section 11 shall terminate on January 31, 2003. The Company shall have all rights set forth in Section 11 and 12 with regard to any breach by you of your obligations contained therein, including, without limitation, the right to obtain injunctive relief in accordance with such sections.

     3. Your rights and the obligations of Finlay Enterprises, Inc. ("Enterprises") and the Company pursuant to the provisions of Section 16 [indemnification] of the Employment Agreement shall survive the termination thereof.

     4. You shall continue to be entitled, commencing on the date hereof until January 31, 2001, to serve as Chairman Emeritus of Finlay Enterprises, Inc.

     5. This Agreement sets forth the parties' final and entire agreement and supersedes any and all prior understandings with respect to its subject matter. This Agreement shall bind and benefit the parties hereto and their respective heirs, successors and assigns, but no right or obligation hereunder may be assigned without the other party's prior written consent. This Agreement cannot be changed, waived or terminated except by a writing signed by you, the Company and Enterprises and shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state.

     If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

                                       Very truly yours,

                                       FINLAY FINE JEWELRY CORPORATION



                                       By: /s/ Arthur E. Reiner
                                       -----------------------------------------
                                       Name:  Arthur E. Reiner
                                       Title: Chairman & Chief Executive Officer
Accepted and Agreed to:


By: /s/ David B. Cornstein
    --------------------------------------------
    Name:  David B. Cornstein


Acknowledged and Agreed to:

FINLAY ENTERPRISES, INC.

By: /s/ Arthur E. Reiner
    --------------------------------------------
    Name:  Arthur E. Reiner
    Title: President and Chief Executive Officer